Exhibit 10.4

Mr. Andrew M. Rooke

January 18, 2017

Dear Andrew,

We are pleased to provide you with this letter agreement (this “Letter Agreement”) on behalf of Manitex International, Inc. (“Manitex”), Terex Corporation (“Terex”), and A.S.V., LLC (the “Company”). Reference is made to that certain Employment Agreement between you and the Company, effective on December 14, 2016 (the “A.S.V., LLC Agreement”). As you know, the Company anticipates that an initial public offering of common stock of the Company (the “IPO”) will occur in 2017. This Letter Agreement sets forth the certain payments that you may be eligible to receive upon the closing of the IPO or upon an earlier Change of Control (as such term is defined in the A.S.V., LLC Agreement), pursuant to the terms and conditions of this Letter Agreement.

1.	IPO Retention Bonus.

a.	You will be eligible to earn a retention bonus in the amount of one hundred thousand dollars ($100,000.00) (the “IPO Retention Bonus”) if your employment by the Company as Chief Executive Officer continues uninterrupted through the earlier of the following dates: (i) the closing of the IPO or (ii) June 30, 2017 (with the earlier of such dates constituting the “IPO Retention Vesting Date”). We anticipate (but cannot and do not guarantee) that the IPO will close on or before March 31, 2017. If you remain continuously employed by the Company through the IPO Retention Vesting Date and satisfy the Release Condition following the IPO Retention Vesting Date, then the Company shall pay the IPO Retention Bonus, less applicable deductions and withholdings, to you by no later than sixty (60) days after the IPO Retention Vesting Date.

b.	Notwithstanding the foregoing, you agree that the Company’s obligation to pay the IPO Retention Bonus is contingent and conditioned upon, within fifty-two (52) days following the IPO Retention Vesting Date, (i) your execution and delivery of a general release releasing all claims relating in any way to your relationship with, or the actions or omissions of, Manitex, Terex, and the Company in such form and containing such terms as the Company shall determine and (ii) the expiration of any revocation period applicable to the general release without you validly revoking such general release (“Release Condition”); provided, however that in no event shall the timing of your execution (and non-revocation) of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. Failure or refusal by you to satisfy the Release Condition with respect to the IPO Retention Bonus shall release the Company from its obligations to pay such IPO Retention Bonus.

2.	Change of Control Bonus.

a.	If prior to the IPO Retention Vesting Date, (i) the Company experiences a Change of Control (as such term is defined in the A.S.V., LLC Agreement and incorporated by reference herein), (ii) your employment by the Company as Chief Executive Officer continues uninterrupted through the Transaction and (iii) you satisfy the COC Release Condition, you will be eligible to earn a Change of Control bonus (the “COC Bonus”) pursuant to the terms and conditions of this Letter Agreement.

b.	The amount of the COC Bonus, if any, shall be determined and, if earned, payable, in accordance with the following:

i.	If the Purchase Price (as such term is defined below) is equal to or less than one hundred twelve million dollars ($112,000,000.00), the COC Bonus shall be two hundred fifty thousand dollars ($250,000.00);

ii.	If the Purchase Price is equal to or greater than one hundred twelve million dollars and one cent ($112,000,000.01) but less than or equal to one hundred fifteen million dollars ($115,000,000.00), the COC Bonus shall be five hundred thousand dollars ($500,000.00);

iii.	If the Purchase Price is equal to or greater than one hundred fifteen million dollars and one cent ($115,000,000.01) but less than or equal to one hundred eighteen million dollars ($118,000,000.00) the COC Bonus shall be six hundred twenty five thousand dollars ($625,000.00);

iv.	If the Purchase Price is equal to or greater than one hundred eighteen million dollars and one cent ($118,000,000.01) but less than or equal to one hundred twenty five millions dollars ($125,000,000.00), the COC Bonus shall be seven hundred fifty thousand dollars ($750,000.00); or

v.	If the Purchase Price is equal to or greater than one hundred twenty five millions dollars and one cent ($125,000,000.01), the COC Bonus shall be one million dollars ($1,000,000.00).

c.	Manitex and Terex shall pay the COC Bonus, if any, to you in cash, less applicable deductions and withholdings, by no later than sixty (60) days after the Transaction, which obligation shall be a joint and several obligation of Manitex and Terex. In no event shall you be entitled to more than one COC Bonus, and this Letter Agreement shall automatically terminate upon the earlier of (i) a Change of Control and payment of any COC Bonus due hereunder in connection with such Change of Control and (ii) the IPO and payment of the IPO Retention Bonus due hereunder in connection with the IPO. In no event shall you be entitled to both the COC Bonus and the IPO Retention Bonus. This Letter Agreement has no effect on other payments for which you may be eligible in connection with a Change of Control, including those set forth in the A.S.V., LLC Agreement and the Employment Agreement between you and A.S.V., LLC dated as of January 4th, 2017 (the “January A.S.V. Agreement”).

d.	Notwithstanding the foregoing, you agree that Manitex’s and Terex’s joint and several obligation to pay the COC Bonus is contingent and conditioned upon within fifty-two (52) days following the Transaction, (i) your execution and delivery of a general release releasing all claims relating in any way to your relationship with, or the actions or omissions of Manitex, Terex and the Company in such form and containing such terms as Manitex and Terex shall jointly determine and (ii) the expiration of any revocation period applicable to the general release without you validly revoking such general release (“COC Release Condition”); provided, however that in no event shall the timing of your execution (and non-revocation) of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. Failure or refusal by you to satisfy the COC Release Condition with respect to a COC Bonus shall release Manitex and Terex from their joint obligation to pay such COC Bonus.

e.	For purposes of this Letter Agreement, the following terms have the following meanings:

i.	“Transaction” means the consummation of a Change of Control.

ii.	“Purchase Price” means, in connection with a Transaction, the actual net proceeds (including any amounts deposited in escrow), less all direct and indirect expenses, received by the Manitex and Terex; provided, however, that actual net proceeds shall be deemed to include the value of any debt obligations assumed by the buyer in connection with the Transaction. The Purchase Price shall be determined by Manitex, in its sole discretion, and such determination shall be binding on all parties hereunder.

3.	Miscellaneous.

a.	Following termination of your employment with the Company for any reason, you shall have no further rights to any compensation or any other benefits under this Letter Agreement.

b.	This Letter Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the subject matter hereof; provided, however, nothing in this Letter Agreement shall supersede the A.S.V., LLC Agreement or the January A.S.V. Agreement. You may not assign this Letter Agreement; however, Manitex, Terex, and the Company may freely assign this Letter Agreement.

c.	This Letter Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

d.	This Letter Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state.

On behalf of Manitex International, Inc.:

/s/ David Langevin

Name & Title: David Langevin, C.E.O.

On behalf of Terex Corporation:

/s/ Brian J. Henry

Name & Title: Brian J. Henry, Sr VP Bus. Dev. + IR

On behalf of A.S.V., LLC:

/s/ David Langevin

Name & Title: David Langevin, Member

ACCEPTED AND AGREED

/s/ Andrew M. Rooke

Andrew M. Rooke: C.E.O. ASV LLC.